                              BANK PLUS CORPORATION

                             4565 COLORADO BOULEVARD
                          LOS ANGELES, CALIFORNIA 90039



                                                                   April 5, 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Bank Plus Corporation (the "Company"). The Annual Meeting will be held on Wednesday, April 26, 2000, at 11:00 a.m. at the corporate headquarters of the Company at 4565 Colorado Boulevard, Los Angeles, California 90039. At the Annual Meeting, you will be asked to (i) elect four persons to the Board of Directors of the Company; and (ii) transact such other business as may properly come before the Annual Meeting. Following the meeting, management will be pleased to answer your questions about the Company.

     Your Board of Directors has approved the nominees for election as set forth in the accompanying Proxy Statement as being in the best interests of the Company and recommends that you vote FOR the persons it has nominated for election to the Board of Directors.

     I HOPE YOU WILL BE ABLE TO ATTEND THIS MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED.

     Enclosed herewith is a copy of the Company's Annual Report on Form 10-K, including financial statements for the year ended December 31, 1999, as filed with the Securities and Exchange Commission.

     If you have any questions, please call Neil L. Osborne, the Company's Investor Relations Officer, at (818) 549-3116. I look forward to seeing you on Wednesday, April 26, 2000.


                                                           Sincerely,


                                                           /S/ Gordon V. Smith
                                                           -------------------
                                                           Gordon V. Smith
                                                           CHAIRMAN OF THE BOARD

                              BANK PLUS CORPORATION

                             4565 COLORADO BOULEVARD
                          LOS ANGELES, CALIFORNIA 90039



                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS



      The 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Bank Plus Corporation (the "Company") will be held at the corporate headquarters of the Company at 4565 Colorado Boulevard, Los Angeles, California 90039 on Wednesday, April 26, 2000, at 11:00 a.m. local time for the following reasons:

          1. To elect four persons to the Board of Directors of the Company; and

          2. To transact such other business as may properly come before the Annual Meeting or any or all adjournments or postponements thereof.

     Only holders of record of shares of Common Stock, $0.01 par value, at the close of business on March 24, 2000 will be entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be open for examination by any stockholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the corporate headquarters of the Company.

     EACH STOCKHOLDER, EVEN THOUGH HE OR SHE MAY NOW PLAN TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND TO RETURN IT WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                             By Order of the Board of Directors,




                                             /S/ Godfrey B. Evans
                                             --------------------
                                             Godfrey B. Evans
                                             CORPORATE SECRETARY

April 5, 2000

April 5, 2000



                              BANK PLUS CORPORATION

                             4565 COLORADO BOULEVARD
                          LOS ANGELES, CALIFORNIA 90039

                              ____________________

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 26, 2000

                              ____________________


                    SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Bank Plus Corporation ("Bank Plus" or the "Company") for use at the 2000 annual meeting of stockholders of Bank Plus (the "Annual Meeting") to be held at the time and place, and for the purposes, set forth in the accompanying Notice of 2000 Annual Meeting of Stockholders. It is anticipated that the Proxy Statement will first be mailed to the holders of the Company's common stock, $0.01 par value (the "Common Stock"), on or about April 5, 2000.

     A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (1) attending the Annual Meeting and voting in person,
(2) executing and delivering a proxy for the Annual Meeting bearing a later date or (3) delivering written notice of revocation to the Secretary of the Company prior to the Annual Meeting.

     The expense of preparing, assembling, printing and mailing the Notice of 2000 Annual Meeting of Stockholders, this Proxy Statement and the materials used in the solicitation of proxies for the Annual Meeting will be borne by the Company. Following the mailing of this Proxy Statement, solicitation of proxies may be made by mail, or by personal calls upon, or telephonic or electronic communications with, stockholders or their personal representatives by directors, officers, financial advisors and employees of the Company, none of whom will be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the Proxy Statement to stockholders whose Common Stock is entitled to be voted at the Annual Meeting and is held of record by these entities. In addition, the Company has retained D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation of proxies. D.F. King may solicit proxies by mail, telephone, telegraph and personal solicitation, and will request brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record to forward proxy soliciting material to the beneficial owners of such shares. For these services, the Company will pay D.F. King a fee estimated not to exceed $4,000, plus reimbursement for reasonable out-of-pocket expenses.


                                VOTING SECURITIES

     The Board of Directors has fixed the close of business on March 24, 2000, as the record date for the determination of stockholders entitled to receive notice of, and vote at, the Annual Meeting (the "Record Date"). The Company is authorized to issue 78,500,000 shares of Common Stock, which is the only class of the Company's capital stock entitled to vote at the Annual Meeting. On the Record Date, 19,441,866 shares of Common Stock were outstanding and entitled to vote.

     Each share of Common Stock entitles the record holder on the Record Date to one vote on each proposal to be voted on at the Annual Meeting. A majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum. Abstentions, including those stockholders who attend the Annual Meeting but abstain from voting, and those stockholders who return their proxy cards to the Company indicating abstention from voting, will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Any stockholder proposals that properly come before the Annual Meeting will require the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting.


                               PROPOSAL NUMBER 1:

                              ELECTION OF DIRECTORS

     At the Annual Meeting, stockholders of Bank Plus will be asked to vote on the election of four directors. The four nominees receiving the highest number of votes at the Annual Meeting will be elected directors of the Company, subject to approval by the Office of Thrift Supervision. To fill these four board positions, the enclosed proxy, unless indicated to the contrary, will be voted FOR the nominees listed below and on the enclosed proxy card.

     Set forth below are the names of the persons nominated by the Board of Directors for election as directors at the Annual Meeting. Your proxy, unless otherwise indicated, will be voted FOR the election of Messrs. Irving R. Beimler, Steven M. Ellis, and Jeffrey E. Susskind to serve for terms of three years, and Mr. Thomas E. King to serve for a term of two years. For a description of each nominee's principal occupation and business experience during the last five years and present directorships, please see the following section entitled "Directors and Executive Officers--Nominees for Director."

     Bank Plus has been advised by each nominee named in this Proxy Statement that he is willing to be named as such herein and is willing to serve as a director if elected. However, if any of the nominees should be unable to serve as a director, the enclosed proxy will be voted in favor of the remainder of those nominees not opposed by the stockholder on such proxy and may be voted for a substitute nominee selected by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. IRVING R. BEIMLER, STEVEN M. ELLIS, THOMAS E. KING AND JEFFREY E. SUSSKIND AS DIRECTORS OF BANK PLUS.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     The following table sets forth the names and certain information with respect to the four persons nominated by the Board of Directors for election as directors of Bank Plus at the Annual Meeting and each other director of Bank Plus who will continue to serve as a director after the Annual Meeting. Bank Plus is the holding company for Fidelity Federal Bank, A Federal Savings Bank ("Fidelity" or the "Bank"), and Gateway Investment Services, Inc. ("Gateway").

                                       FOR TERM    DIRECTOR
NOMINEES FOR DIRECTOR           AGE    TO EXPIRE     SINCE    POSITIONS HELD WITH BANK PLUS AND FIDELITY
---------------------------------------------------------------------------------------------------------------------
Irving R. Beimler(1)(2)         53       2003        1999     Director of Bank Plus and Fidelity
Steven M. Ellis(1)(3)           42       2003        --
Thomas E. King(1)(3)(4)         56       2002        --
Jeffrey E. Susskind(1)(3)       46       2003        --

CONTINUING DIRECTORS
--------------------
Norman Barker, Jr.              77       2001        1994     Director of Bank Plus
Victor H. Indiek                62       2002        1999     Director of Bank Plus and Fidelity
Robert W. Medearis              68       2002        1999     Director of Bank Plus
Mark K. Mason                   40       2001        1998     Vice Chairman, President, Chief Executive Officer and
                                                              Director of Bank Plus; Chairman, Chief Executive
                                                              Officer and Director of Fidelity
Gordon V. Smith                 67       2001        1996     Chairman and Director of Bank Plus


--------
(1) See "Background of the Nominating Process," below for a description of agreements between certain shareholder groups and the Company pursuant to which the Board of Directors agreed to nominate these directors.
(2) Mr. Beimler's recent election to the Fidelity Board is effective as of the date of the 2000 Annual Meeting and is subject to approval or non-objection by the Office of Thrift Supervision (the "OTS"). An application is being prepared for submission to the OTS.
(3) Election to the Bank Plus Board is subject to approval or non-objection by the OTS. Applications for approval will be submitted to the OTS on or about the date of mailing of this Proxy Statement.
(4) In order to perform its obligations under agreements between certain shareholder groups and the Company, the Board of Directors amended the Company's bylaws to increase the number of seats on the Board of Directors from eight to nine. Mr. King is nominated for election to the new seat created by this amendment to the bylaws. In order to balance the number of directors in each class, the initial term of the new seat resulting from the amendment to the bylaws is two years. See below, under "Background of the Nominating Process," for a complete discussion.

BACKGROUND OF THE NOMINATING PROCESS

     In December 1999, Strome Partners, L.P., Strome Offshore Limited, Strome Hedgecap Fund, L.P., Strome Hedgecap Limited, Strome Investment Management, L.P., SSCO, Inc., and Mark E. Strome (collectively, the "Strome Persons") publicly disclosed in a filing with the Securities and Exchange Commission their ownership of 1,870,000 shares of Common Stock of the Company and their dissatisfaction with the performance of the Company and its Board of Directors. The Strome Persons also disclosed their contemplation of calling a special meeting of stockholders to propose an amendment to the Company's Bylaws to increase the number of authorized directors of the Company and to elect a slate of nominees selected by the Strome Persons and possibly other stockholders of the Company to fill the resulting vacancies or to seek with other stockholders of the Company to replace a majority of the Board of Directors.

     In response to these and other criticisms from stockholders, the Board invited the Company's largest stockholders to suggest candidates for election as directors at the Annual Meeting. The Board expressed a willingness to nominate such suggested candidates at the Annual Meeting, subject to a review of the qualifications of the suggested candidates. In return, the Board asked those stockholders whose candidates would be nominated by the Board to execute a one-year Standstill Agreement, as described below.

     On February 18, 2000, the Strome Persons notified the Secretary of the Company of their intention to nominate Jeffrey E. Susskind and Mark E. Strome for election as directors at the Annual Meeting.

     After conducting interviews, background investigations and other diligence as considered appropriate, the Board determined to nominate Jeffrey E. Susskind and Thomas E. King, both suggested by the Strome Persons, and Steven M. Ellis, a candidate suggested by Tontine Management, L.L.C., Tontine Partners, L.P., Tontine Financial Partners, L.P., Tontine Overseas Associates, L.L.C. and Jeffrey L. Gendell (collectively, the "Tontine Persons").

     As a consequence of having their candidates nominated by the Board for election as directors at the Annual Meeting, the Strome Persons and the Tontine Persons have entered into agreements with the Company ("Standstill Agreement"). Under the Standstill Agreements, subject to the non-objection of the Office of Thrift Supervision (the "OTS"), the Company has agreed to nominate Jeffrey Susskind, Thomas E. King and Steven M. Ellis for election to the Board of Directors at the Annual Meeting for terms expiring at the annual meeting of stockholders in the years 2003, 2002 and 2003, respectively. If the OTS objects to any of these candidates, the Company has agreed to work with the Strome Persons or the Tontine Persons, as applicable, to designate another nominee or nominees. In return, the Strome Persons and the Tontine Persons agreed they would not: (i) call a special meeting of stockholders or participate in any solicitation of proxies to vote the Company's securities; (ii) acquire beneficial ownership of more than 9.62% (in the case of the Strome Persons) or 9.97% (in the case of the Tontine Persons) of the Company's Common Stock; (iii) make any filing or application with any governmental agency seeking control or, except under certain limited circumstances, a rebuttal of a presumption of control of the Company or Fidelity or (iv) otherwise seek to control the Company's management, Board or policies. Pursuant to the Standstill Agreement between the Company and the Strome Persons, the Strome Persons have agreed to formally withdraw their February 18, 2000 notice described above. In addition, the Strome Persons and Tontine Persons agreed to vote in favor of the director nominees proposed by the Board at the Annual Meeting. Each of the Standstill Agreements provides that it will terminate on the earliest to occur of: (a) the failure of the contracting stockholders' director candidates(s) to be approved by the OTS as director(s) within 60 days (in the case of the Strome Persons' director candidates) or 90 days (in the case of the Tontine Persons' director candidate) of receipt by the Company from the respective director candidate of completed forms and disclosures necessary for submission to the OTS; (b) the failure of the contracting stockholders' director candidate(s) to be elected to the Board of Directors at the Annual Meeting; (c) the resignation, on or after the February 5, 2001, of the contracting stockholders' director candidate(s) from the Board of Directors and from the boards of directors of any direct or indirect subsidiaries of the Company on which they serve; or (d) April 30, 2001. Termination of the Standstill Agreement with the Tontine Persons on April 30, 2001, so long as the Tontine Persons have not breached such agreement, will not cause the Tontine Persons director candidate to be removed from the Board.

     Additionally, each of the Standstill Agreements provide that the director candidate will execute a conditional resignation from the Board of Directors, effective upon a breach by the contracting stockholders who suggested such candidate of their Standstill Agreement.

     The above summaries of the Standstill Agreements are subject to the terms set forth in the complete agreements, copies of which will be attached as exhibits to the Company's current report on Form 8-K to be filed with the SEC on or about the date of mailing of this Proxy Statement.

     In 1999, the Board appointed Mr. Beimler as a director for one year pursuant to a Standstill Agreement that the Company executed with the Hovde Persons in compromise of a threatened proxy contest. The standstill agreement with the Hovde Persons will expire as of the 2000 Annual Meeting, and has not been extended or renewed, and the Hovde Persons have declined to enter into a new standstill agreement. However, the Strome Persons and the Tontine Persons informed the Board that their willingness to sign a Standstill Agreement was premised, among other things, on the Board's nomination of Mr. Beimler to an additional term as director, in addition to the candidates proposed by the Strome Persons and the Tontine Persons. In order to induce the Strome Persons and the Tontine Persons to execute their Standstill Agreements, the Board of Directors agreed to nominate Mr. Beimler. Accordingly, Mr. Beimler has been nominated as a director pursuant to agreements between the Company and the Strome Persons and the Tontine Persons but without any agreement between the Company and the Hovde Persons.

     In connection with the nomination of three new directors pursuant to the Standstill Agreements, the Board has amended the Company's Bylaws to expand the size of the Board of Directors from eight to a total of nine. As a result of the expansion of the Board to nine members and the classification of directors into three groups of three persons, three of whom stand for election in 2001, three of whom stand for election in 2002 and three of whom stand for election in 2003 at the annual meeting of stockholders in such year, an equal number of Company directors shall stand for election each year, consistent with preferred corporate governance practices. Currently, the terms of Messrs. Smith, Mason and Barker expire in 2001, and the terms of Messrs. Indiek and Medearis expire in 2002. The Board has nominated Mr. King for election to the class of directors whose term expires in 2002 for an initial two-year term (bringing the total number of directors in that class to three) and has nominated Messrs. Beimler, Susskind and Ellis for election to the class of directors whose term expires in 2003.

     Set forth below is certain information concerning the principal occupation and business experience of each of the persons listed in the table above during the past five years.

NOMINEES FOR DIRECTOR

     IRVING R. BEIMLER has served as Senior Vice President and Merchant Banking Manager at Hovde Capital, Inc., an investment banking firm located in Washington, D.C., since November 1997. From January 1996 through November 1997, Mr. Beimler was a self-employed consultant in Washington, D.C., providing litigation support, training course development and other consulting services for private companies and public agencies, including the Federal Deposit Insurance Corporation. From September 1994 through January 1996, Mr. Beimler served as Executive Vice President and Chief Credit Officer of The Riggs National Bank in Washington, D.C. From 1974 through 1994, Mr. Beimler was employed by Fleet Bank and predecessor institutions, serving as Executive Vice President and Chief Credit Officer of Fleet Bank of New York from 1990 through 1994.

     STEVEN M. ELLIS has served since 1997 on the board of directors of Century Capital Financial, Inc., the holding company of City National Bank of Kilgore, Texas. He also currently serves as shareholder, director and advisor of Mobile Express Corporation, a light armored car company, and The Winebroker, Inc., a broker of fine wines. Mr. Ellis is currently Vice President, Treasurer, Secretary and Director of Davis BanCorporation, Inc., a bank holding company headquartered in Davis, Oklahoma. The company owns 100% of the common stock of First National Bank of Davis, Oklahoma. From 1990 to 1996, Mr. Ellis served as Senior Vice President, Treasurer, Director and One-Third Owner of CAI Corporation, a privately held investment corporation specializing in investments in publicly traded thrifts, banks and other equities. From 1990 to 1993, Mr. Ellis was Chief Executive Officer of Mortgage Innovations, Inc., a consulting firm specializing in financial, operational and valuation consulting services to the mortgage banking, thrift and banking industries.

     THOMAS E. KING has served since November 1999 as Regional Vice President for SOS Staffing Solutions, Inc., which is a staffing solutions company. From September 1998 through October 1999, he was principal of Business Solutions Consulting, focusing on transactions, transitions, and turnaround business advice, strategies and planning. From July 1997 to July 1998, Mr. King was Executive Vice President and Chief Operating Officer of Fullerton Community Bank. From June 1994 to September 1996, Mr. King was President, Chief Executive Officer, and Director of Bank of Southern California. From April 1992 to April 1994, Mr. King was President, Chief Executive Officer and Director of CapitolBank Sacramento. Mr. King was an officer with various positions and responsibilities at Security Pacific National Bank and its affiliates from 1962 to 1992.

     JEFFREY E. SUSSKIND has served since 1999 as a consultant with Strome Investment Management, L.P. and from 1992 through 1998 as a principal in its predecessor company Strome, Susskind Investment Management, L.P. From 1991 to 1998, Mr. Susskind served as a director of Sheridan Energy, Inc. and from 1998 to 1999 as its Chairman of the Board. Mr. Susskind is currently Chairman of the Supervisory Board of Poland Telecom Operators, N.V., an independent fixed-line telephone company based in Warsaw, Poland, and a director of RB Asset, Inc., a real estate investment company. Mr. Susskind received a law degree from the University of Michigan Law School in 1979.

CONTINUING DIRECTORS

     MR. BARKER served as Chairman of the Board of Fidelity from August 1994 until May 1996, and as Chairman of the Board of Bank Plus from May 1996 until July 1997. He was Chairman of the Board and Chief Executive Officer of First Interstate Bank of California until his retirement in 1986. He served as Chairman of the Board of Pacific American Income Shares, Inc., a bond fund, from 1974 until 1998. Mr. Barker also serves as a director of TCW Convertible Securities, Inc. and ICN Pharmaceuticals, Inc.

     MR. INDIEK has over 30 years experience in the financial services and real estate industries. He is currently the President of Brennan Enterprises, L.L.C., a real estate investment firm located in San Francisco, and has run his own real estate marketing firm, Indiek Realty, in Newport Beach, California since 1995. He served as Executive Vice President of Kennedy-Wilson International from 1989 until 1995. Before then, Mr. Indiek had extensive experience as an executive officer of several financial institutions, including as Executive Vice President and Chief Financial Officer of FCA/American Savings & Loan Association from 1983 until 1988. Mr. Indiek served as one of the original executive officers of Federal Home Loan Mortgage Corporation (Freddie Mac) from 1970 to 1977, and was its President and Chief Executive Officer from 1974 through 1977.

     MR. MEDEARIS is the President, Chief Executive Officer and co-owner of Chalice Investment, Inc., a company engaged in joint ventures and related entrepreneurial and international management consulting activities in the former Soviet Union, primarily the Republic of Georgia, since 1992. Since 1980, Mr. Medearis has served as a director of eight companies, both private and public, in the engineering, real estate and banking industries. He was a member of the board of directors of Commerce Security Bank in Sacramento from 1991 through 1997 and was the founder of Silicon Valley Bank and served as its Chairman from 1983 until 1989. Mr. Medearis is currently a director of W&H Pacific, an engineering firm headquartered in Bellevue, Washington, a director of Sherman Homes, a homebuilder in Bellevue, Washington, TecHarmonic, a firm engaged in the production of abatement equipment for Silicon Valley water production, and is the Chairman of Design Power, Inc., a Silicon Valley software company. Mr. Medearis was a Consulting Professor at the Graduate School of Construction Management, Stanford University, from 1969 until 1998, and is currently a Consulting Professor at the School of Management, University of California, Davis.

     MR. MASON was appointed Vice Chairman, President and Chief Executive Officer of Bank Plus and Chairman and Chief Executive Officer of Fidelity in October 1998 after having been appointed interim Chief Executive Officer in September 1998 after the resignation of Richard M. Greenwood. He has over 18 years of experience in accounting, finance, real estate and banking including serving as Executive Vice President and Chief Financial Officer of Bank Plus and Fidelity between 1994 and 1995, leaving after the successful completion of that restructuring and recapitalization. Mr. Mason had returned to Bank Plus in May 1998 as its Executive Vice President and Chief Operating and Financial Officer prior to his appointment as Chief Executive Officer. Between 1995 and May 1998, Mr. Mason served as Executive Vice President and Chief Financial Officer of First Alliance Corporation, a mortgage banking firm. Prior to 1994, Mr. Mason served as a Senior Manager at Deloitte & Touche, an international public accounting firm and Executive Vice President and Chief Financial Officer of The Eadington Companies, a diversified company involved in real estate development, agriculture and lumber products. Mr. Mason is a Certified Public Accountant in the State of California.

     MR. SMITH joined the Fidelity Board in 1996 and was named Chairman of the Board of Bank Plus in July 1997. He is chairman, founder and principal stockholder of Miller & Smith, Inc., a diversified real estate investment and construction company in the Washington, D.C. area. Mr. Smith also serves as a director of Crown Northcorp, Inc., a real estate management company located in Columbus, Ohio. From 1987 until 1993, he served as Chairman of the Board and Chief Executive Officer of Providence Savings and Loan Association in Virginia.

COMMITTEES OF THE BOARD OF DIRECTORS

     In 1999, Bank Plus had standing Executive, Audit and Compensation Committees. The principal responsibilities of these committees and the number of meetings of each held in 1999 appear below.

     EXECUTIVE COMMITTEE. Subject to the authority conferred on the Company's other committees, the Executive Committee is empowered to exercise all authority in lieu of the Board which may be exercised by a committee of the Board pursuant to applicable law. In addition, the Executive Committee has assumed nominating and board development functions. Any stockholder who wishes to recommend a prospective nominee for the Board of Directors for the Executive Committee's consideration may do so by giving the candidate's name and qualifications to the Secretary of the Company, 4565 Colorado Boulevard, Los Angeles, California 90039. The Executive Committee held six meetings in 1999. The members of the Executive Committee are Mr. Smith, Chairman, and Messrs. Medearis, Mason and Waldo H. Burnside. (Mr. Burnside will be retiring from the Board as of the 2000 Annual Meeting.)

     AUDIT COMMITTEE. The Audit Committee is a joint committee with Fidelity's Audit Committee. Its responsibilities are generally to assist the Board and Fidelity's Board in fulfilling their legal and fiduciary responsibilities relating to accounting, audit and financial reporting policies and practices of the Company and its subsidiaries. The Audit Committee also, among other things, recommends to the Board the engagement of the Company's independent accountants; monitors and reviews the quality and activities of the Company's internal audit function and those of its independent accountants; and monitors the adequacy of the Company's operating and internal controls as reported by management, the independent accountants and internal auditors. In 1999, the Audit Committee held five meetings. The Bank Plus members of the joint Audit Committee are Mr. Indiek, Chairman, and Mr. Burnside. Mr. George Gibbs, a current member of the Fidelity Board of Directors and a member of the Bank Plus Board of Directors until April 1999, was chairman of the Audit Committee until April 1999.

     COMPENSATION COMMITTEE. The Compensation Committee is a joint committee with Fidelity's Compensation Committee. It is authorized to review salaries and compensation, including non-cash benefits, of directors, officers and other employees of the Company and its subsidiaries and to recommend to the Board salaries, remuneration and other forms of additional compensation and benefits as it deems necessary. The joint Compensation Committee held five meetings in 1999. The Bank Plus members of the joint Compensation Committee are Mr. Medearis, Chairman, Mr. Smith, Mr. Barker, and Lilly V. Lee. (Ms. Lee will be retiring from the Board as of the 2000 Annual Meeting.)

MEETINGS OF THE BOARD OF DIRECTORS

     In 1999, there were 16 meetings of the Board of Directors of Bank Plus. All directors attended at least 75% of the aggregate of meetings of the Board of Directors and the committees of the Board on which they served, in each case, after the election of such individual to the Board or such committee.

EXECUTIVE OFFICERS

     Set forth below are the executive officers of the Company and the Bank (other than Mr. Mason--see "Directors" above), together with the positions currently held by those persons.


NAME                         AGE                 POSITION HELD WITH BANK PLUS AND FIDELITY
--------------------------------------------------------------------------------------------------------------
James E. Stutz..........    56     President, Chief Operating Officer and Director of Fidelity
Godfrey B. Evans........    46     Executive Vice President, Chief Administrative Officer and General
                                   Counsel of Bank Plus and Fidelity
John M. Michel..........    40     Executive Vice President and Chief Financial Officer of Bank Plus and
                                   Fidelity

     MR. STUTZ joined Fidelity in 1994 as Executive Vice President, Retail Banking. Prior to joining Fidelity, Mr. Stutz served since 1985 as Executive Vice President and Chief Operating Officer, Consumer Banking, of HomeFed Bank, where he was responsible for a 215 branch network. Mr. Stutz was also Chairman, President and Chief Executive Officer of Columbus Savings, a wholly owned subsidiary of HomeFed Corporation, where he was responsible for the consolidation of several savings institutions and the subsequent merger of the company into HomeFed Bank. Mr. Stutz was named President of Fidelity in June 1996, its Chief Operating Officer in July 1997 and became a director of Fidelity in October 1997.

     MR. EVANS joined Fidelity as Senior Vice President and Senior Corporate Counsel in 1987 and has been General Counsel of Fidelity since 1989 and of Bank Plus since its formation. He served as Corporate Secretary of Fidelity from 1990 until 1999 and of Bank Plus from its formation in 1996 until 1999, and resumed serving as Corporate Secretary in 2000. Mr. Evans became an Executive Vice President of Fidelity in 1994. He was appointed Chief Administrative Officer of Bank Plus and Fidelity in November 1998.

     MR. MICHEL, a certified public accountant, was appointed Executive Vice President and Chief Financial Officer of Bank Plus Corporation and Fidelity Federal Bank in November 1998. He has over 18 years of experience in accounting and finance, including serving as Senior Vice President and Director of Planning at Fidelity from June 1998 to November 1998 and from March 1995 to April 1996 and as Vice President Accounting at the Akins Companies, a residential real estate development company, from 1989 until 1995. From April 1996 until June 1998, Mr. Michel served as Vice President of Finance for First Alliance Corporation, a mortgage banking firm. Prior to 1989, Mr. Michel served as a senior manager at Deloitte & Touche, a national public accounting firm.


                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The report of the Compensation Committee (the "Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts or regulations thereunder.

COMMITTEE COMPOSITION

     The Committee is composed of independent, non-employee members of the Boards of Directors of Bank Plus and Fidelity. From January 1999 to April 1999 the Committee consisted of Mr. Smith, Ms. Lee and Mr. Ralph B. Perry III, a Director of Fidelity. From April 1999 to date, the Committee members have been Mr. Medearis, Ms. Lee, Mr. Smith and Mr. Barker. The Committee is advised by members of management and outside experts in the field of compensation program design. The Committee administers, reviews, and recommends for full Board approval each of the elements of the executive compensation of Bank Plus and the Bank.

COMPENSATION PHILOSOPHY

     It is the philosophy of the Committee, Bank Plus and the Bank to provide executives with total compensation opportunities that are competitive with the marketplace and promote the attraction and retention of talented management. To ensure competitiveness, the Committee reviews compensation levels of a peer group of financial institutions within a defined range of asset size, and considered as potential competitors for executive talent.

     Compensation practices (i.e., program design) of this peer group are also reviewed to assess compensation design "best practices", namely programs that emphasize variable "Pay-for-Performance" over fixed compensation. As such, the performance criteria also included goals other than profitability. In general, the compensation programs have the overall goal of motivating and rewarding performance that both contributes meaningfully to the Corporation's strategic goals and creates value for the Corporation's shareholders. During this turnaround period the Committee also recognized the importance of retaining management and key employees.

ANNUAL CASH COMPENSATION

BASE SALARY

     Each year, the Committee reviews the salary levels of the executive officers for external competitiveness, internal equity, and individual contribution; however, salary increases are generally administered in 18 month or longer cycles, excluding adjustments for promotions. Based on input from management, the Committee develops its recommendations for executive salary increases, if any, and presents them to the Board for approval. During 1999 there were no adjustments to the base salaries of the executives. However, after reviewing competitive salary data for the year 2000, the Committee recognized that the CFO's base salary was below external competitive levels and therefore recommended an 8% increase to Mr. Michel's base salary effective January 31, 2000.

ANNUAL INCENTIVE PLAN

INCENTIVE COMPENSATION

     The 1999 annual incentive plan was approved by the Board in January 1999 and provided for target incentive award opportunities of 50% for the President of the Bank and Executive Vice Presidents (EVPs) and 20% for Senior Vice Presidents (SVPs). Under certain circumstances, the incentive award could increase to 100% and 40%, respectively. Incentive goals were divided into defined corporate performance goals and individual performance goals. There were three corporate performance goals: (1) the Bank's regulatory ratings, (2) achieving well-capitalized status and (3) pre-tax income, with levels of achievement tied to the 1999 business plan. Incentive awards for the President of the Bank and EVPs were weighted 75% on the corporate performance measures and 25% on defined individual and/or group goals that directly related to core operations or key initiatives, for SVPs, the weightings were 50%/50%. For all participants a minimum performance threshold required the Company to achieve and maintain a well-capitalized status as a condition of any incentive awards being paid.

     In evaluating the performance achievements, the Committee considered that the impact of the credit card operations loss on Company performance was in large part outside of the control of the current executive officers. The executive officers were generally given credit for the increase in earnings of the core bank which were substantially in excess of the plan, a significant reduction in the overall cost of funds, executing transactions that helped to achieve a well-capitalized status, reducing the overall general and administrative corporate expenses and productively managing the relationship with the Bank's primary regulator. After consideration of the foregoing, the Committee reduced the executive officer awards relative to the target opportunities and credited management with achieving 66.7% of the corporate goals. The Committee also evaluated the individually defined performance achievements of the President of the Bank and EVPs and credited Mr. Stutz with achieving 90% of his individual goals, Mr. Michel with achieving 80% of his individual goals and Mr. Evans with achieving 80% of his individual goals. In recognition of these achievements and in consideration of the overall performance of the executives in the turnaround of the Company, the Committee approved total awards as follows: a 36.25% of salary bonus award ($104,700) for Mr. Stutz; a 35% of salary bonus award ($64,800) for Mr. Michel; and a 35% of salary bonus award ($80,500) for Mr. Evans.

     The Committee has adopted the corporate performance goals and the individual goals of executive officers for the 2000 annual incentive plan based on the 2000 corporate business plan.

STOCK OPTION PLAN/EXECUTIVE OWNERSHIP

     During 1999, the Committee continued to recognize the importance of the stock option component of the executive compensation program for purposes of stockholder alignment and retention and to encourage executive ownership. In this regard, in July 1999 the Committee evaluated the value of Mr. Stutz's options, which had not been re-priced in 1998 along with other executives and determined it appropriate to re-price his current options at the then market value ($6.00 per share) and grant an additional 49,000 options to be commensurate with other executive management. It was also determined that Mr. Stutz's options would be subject to the same performance vesting schedule as other executive management.

     In January 2000, the Committee recognized the critical need to ensure the retention of the President of the Bank. As such, the Committee agreed to renew Mr. Stutz's employment agreement prior to its July 31, 2000 renewal date. Mr. Stutz's new agreement will bear language in conformity with the other executive officers with two exceptions: Mr. Stutz will be entitled to change-in-control benefits without termination, and Mr. Stutz will promise not to solicit any employees for a one year period following his departure from the Company. Mr. Stutz's agreement will be subject to Office of Thrift Supervision approval and FDIC concurrence. As an additional retention incentive, the Committee recommended that Mr. Stutz's options, which were significantly below current market value at that time, be re-priced as of January 26, 2000 at the then market value ($3.00 per share).

CEO COMPENSATION

     The Committee applies the same philosophy and methodology in determining the compensation of the CEO as with the President of the Bank and EVPs as discussed in the section entitled "Compensation Philosophy" set forth above.

     The CEO's compensation program consisted of a base salary of $300,000, with a target incentive award opportunity of 75% of base salary. Under certain circumstances, this incentive award could increase to 150% of base salary. The CEO's performance was measured on four corporate performance goals weighted as indicated: (1) pre-tax earnings in conformance with the 1999 business plan, 50%,
(2) achieving well-capitalized status, 25%, (3) satisfactory Year 2000 compliance, 15%, and (4) development of a Community Development Act (CRA) plan to achieve a satisfactory rating on the next regulatory examination, 10%.

     In evaluating Mr. Mason's performance relative to his goals, the Committee recognized that although the Company's overall pre-tax earnings fell short of goal, the core bank earnings were substantially in excess of target. There was also a significant reduction in the overall cost of funds, transactions were executed that helped achieve a well-capitalized status, the overall general and administrative corporate expenses were substantially reduced and Mr. Mason and his executive team productively managed the relationship with the Bank's primary regulator. After consideration of the foregoing, the Committee reduced the CEO award relative to the target opportunity and credited Mr. Mason with achieving 70.8% of his goals for an award of 53.13% of his base salary or $159,400.

     Mr. Mason's base salary has not changed since he returned to the Bank as its Executive Vice President and Chief Financial Officer in May 1998.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the deduction a publicly held company is allowed for compensation paid to its highly compensated executive officers. Generally, amounts in excess of $1,000,000 (other than performance-based compensation) paid in any tax year to a covered executive cannot be deducted. The Committee will continue to monitor the compensation levels of the executive officers and determine the appropriate response to
Section 162(m), including considering ways to maximize the deductibility of executive compensation while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment, when and if necessary.

The following members of the Compensation Committee have furnished the foregoing report:

Robert W. Medearis, Chairman
Lilly V. Lee
Gordon V. Smith
Norman Barker, Jr.

                                PERFORMANCE GRAPH

     The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts or regulations thereunder.

     The graph below compares the cumulative total stockholder return on the Company's (or its predecessor's) Common Stock from March 31, 1996 to December 31, 1999 with the cumulative total return on a S&P 500 index and the Wall Street Journal Savings & Loan Index, in each case assuming the investment of $100 on March 31, 1996 at the closing price on that date and reinvestment of dividends. The measurement period with respect to which the comparisons are made corresponds to the period during which the Company's Common Stock has been registered under Section 12 of the Exchange Act.


                     [Performance Graph for Bank Plus Corp]
                 Indexed Comparison of Cumulative Total Return-
                 Bank Plus, S&P 500 Index, Wall Street S&L Index




                            [PERFORMANCE GRAPH HERE]

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the compensation earned during the three years ended December 31, 1999 by the Company's Chief Executive Officer and the three other most highly compensated executive officers during 1999 who were serving as executive officers at December 31, 1999 (the "Named Executive Officers"):

                                                                             LONG-TERM COMPENSATION
                                                                            -------------------------
                                                                                         SECURITIES
                                                  ANNUAL COMPENSATION       RESTRICTED   UNDERLYING
                                                ----------------------        STOCK        STOCK       ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR   SALARY(1)     BONUS(1)      AWARD(S)(2)    OPTIONS  COMPENSATION(3)
----------------------------------------------------------------------------------------------------------------------
Mark K. Mason (4)                       1999   $   300,000  $ 159,400               --          --      $  3,957
     President & CEO of Bank Plus       1998       190,385    134,000               --     580,000(5)        863
     Chairman & CEO of Fidelity         1997           N/A        N/A              N/A         N/A           N/A

James E. Stutz                          1999   $   288,800  $ 104,700               --     250,000(8)   $  4,800
     President & COO of Fidelity        1998       299,908     50,000               --      32,250         3,900
                                        1997       284,665     90,000(7)   $    51,200(6)       --         1,188

Godfrey B. Evans                        1999   $   230,000  $  80,500               --          --      $  4,295
     EVP, CAO & General Counsel         1998       219,277     50,000               --     250,000(5)      3,763
     of Bank Plus & Fidelity            1997       197,300     31,842(7)   $   145,116(6)       --         1,187

John M. Michel                          1999   $   185,000  $  64,800               --          --      $  4,800
     Chief Financial Officer of Bank    1998        81,923     50,000               --     250,000         2,800
     Plus & Fidelity                    1997           N/A        N/A              N/A         N/A           N/A


--------
(1) Amounts shown include cash compensation earned and received by the executive officer as well as amounts earned but deferred at the election of those officers under the Company's Deferred Compensation Plan. Bonuses are presented in the period earned and may have been paid in subsequent years. Amounts in the "Salary" column for 1998 reflect 27 two-week pay periods, instead of the usual 26 pay periods.

(2) Dollar amounts shown equal the number of shares of restricted stock granted multiplied by the closing stock price on the grant date. All grants were made under the 1997 Annual Incentive Plan, pursuant to which recipients of bonus awards were entitled to elect to receive all or any portion of their bonus in the form of restricted stock, at an exchange formula of $2.00 of restricted stock (based on the then current market value) for each $1.00 of cash incentive payment foregone. Awards of restricted stock will vest ratably over a three-year period: the first third vested on January 1, 1999, the second vested on January 1, 2000 and the remaining third will vest on January 1, 2001, subject to forfeiture if the officer is not employed by the Company or the Bank on the relevant vesting date. In addition, receipt of the awards may be subject to further deferral at the election of the officer under the Company's Deferred Compensation Plan. The restricted stock grants are shown in the period earned (1997); however, the grant date for all awards was March 12, 1998, and the closing price of the Company's Common Stock on the grant date was $14.50 per share.

(3) "Other Compensation" consists of the Company's matching contributions to the Company's 401(k) Plan.

(4) Mr. Mason became Executive Vice President and Chief Financial Officer effective May 11, 1998, and was named Chief Executive Officer of both Bank Plus and Fidelity effective October 28, 1998. Mr. Mason's 1998 bonus was paid pursuant to the terms of his agreement with the Company entered into at the time he was hired as Chief Financial Officer in May 1998.

(5) Includes options cancelled and reissued at a new exercise price as of November 19, 1998. See "Stock Option Grants in 1999" below.

(6) Amounts shown are based on value of the restricted stock at the time of the grant ($14.50 per share). Based upon the $2.875 per share closing price of the Company's Common Stock on December 31, 1999, the 10,008 shares of restricted stock held by Mr. Evans were worth $28,773, and the 3,531 shares of restricted stock held by Mr. Stutz were worth $10,151.

(7) All amounts represent the cash portion of bonus awards earned under the 1997 Annual Incentive Plan, whether such amounts were actually received or deferred at the election of the officer. In addition to cash amounts reflected in the "Bonus" column, the Named Executive Officers were entitled to elect to receive all or any portion of their bonus under the 1997 Annual Incentive Plan in the form of restricted stock, at an exchange formula of $2.00 of restricted stock (based on the then current market value) for each $1.00 of cash incentive payment foregone. Awards to the Named Executive Officers under the 1997 Annual Incentive Plan were as follows: Mr. Stutz was awarded $115,600, of which he elected to receive $90,000 in cash and the remainder in restricted stock, resulting in an award of 3,531 shares of restricted stock (with a market value at that time of $51,200); and Mr. Evans was awarded $104,400, of which he elected to receive $31,842 in cash and the remainder in restricted stock, resulting in an award of 10,008 shares of restricted stock (with a market value at that time of $145,116). All of the foregoing awards are subject to additional deferral at the election of the officers under the Company's Deferred Compensation Plan.

(8) Includes 201,000 options cancelled and reissued at a new exercise price of $6.00 per share, and 49,000 additional options issued at $6.00 per share. Does not include a transaction following the reporting period, on January 26, 2000, when all of Mr. Stutz's options were cancelled and reissued at a new exercise price of $3.00 per share. See "Stock Option Grants in 1999" below.

STOCK OPTION GRANTS IN 1999

     As described above in the Compensation Committee Report on Executive Compensation, Mr. Stutz's options, which had not been repriced in 1998 along with other executives, were repriced on July 28, 1999 at the then-market price of $6.00 per share. Concurrently, an additional 49,000 options were granted to Mr. Stutz at the same exercise price of $6.00 per share. Following the reporting period, on January 26, 2000, all of Mr. Stutz's options were repriced at $3.00 per share. See below, under "Unexercised Stock Options," for the vesting schedule for these options.

                                                                                            POTENTIAL MAXIMUM
                                                                                        REALIZABLE VALUE AT ASSUMED
                               NO. OF        PERCENT OF                                        ANNUAL RATES
                               SHARES       TOTAL OPTIONS                              OF STOCK PRICE APPRECIATION
                             UNDERLYING      GRANTED TO       EXERCISE                        FOR OPTION TERM
                               OPTIONS      EMPLOYEES IN       PRICE/     EXPIRATION   ----------------------------
NAME                           GRANTED       FISCAL YEAR       SHARE         DATE            5% ($)       10%($)
--------------------------------------------------------------------------------------------------------------------
James E. Stutz............      250,000(1)          47%(1) $     3.00(2)     7/27/09   $   447,431(3) $ 1,121,621(3)


--------
(1) Includes 201,000 options repriced on July 28, 1999 and 49,000 new options granted on July 28, 1999
(2) Reflects the repricing that occurred after the reporting period on January 26, 2000.
(3) Measured from the repricing that occurred after the reporting period on January 26, 2000. In accordance with SEC rules, these columns show gains that might exist for the respective options, assuming the market price of the Company's Common Stock appreciates from the date of grant over a period of ten years at the annualized rates of five and ten percent, respectively. If the stock price does not increase above the exercise price at the date of grant, realized value to the named executive from these options will be zero.

UNEXERCISED STOCK OPTIONS

     During 1999, none of the Named Executive Officers exercised any stock options. The following table provides information concerning unexercised options held by the Named Executive Officers as of the end of 1999:

                                                          SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT             IN-THE-MONEY
                                                                 YEAR-END                OPTIONS AT YEAR-END
NAME                                                    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/ UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------------
Mark K. Mason.........................................       145,000/435,000(3)                $0/$0(1)(3)
Godfrey B. Evans......................................        62,500/187,500                   $0/$0(1)
John M. Michel........................................        62,500/187,500                   $0/$0(1)
James E. Stutz........................................        62,500/187,500                   $0/$0(2)

--------
(1) Based upon the difference between the option exercise price of $3.8125 per share and the closing price of the Common Stock on December 31, 1999 of $2.875 per share.
(2) Based upon the difference between the option exercise price of $3.00 per share (reflecting the January 26, 2000 repricing) and the closing price of the Common Stock on December 31, 1999 of $2.875 per share.
(3) Does not reflect an agreement with Mr. Mason under which Mr. Mason has temporarily surrendered 25,000 of his outstanding options. (See below under "Employment Agreements.")

     The options vest on a percentage basis based on the market price of Bank Plus Common Stock, per the following schedule:


                    PERFORMANCE VESTING CRITERIA:
                       PER SHARE MARKET VALUE                  VESTING
                -------------------------------------- ------------------------
                               $ 4.00                            10%
                               $ 5.00                            25%
                               $ 6.00                            40%
                               $ 7.00                            55%
                               $ 8.00                            70%
                               $ 9.00                            85%
                               $10.00                           100%

     The per share market value must average at the incremental price level for a rolling period of 20 business days to achieve the relevant vesting percentage. The options will become fully vested without regard to stock price in the event of the earlier to occur of a change in control or the seventh anniversary of the date of grant.

     As of this date, there are no additional options available for grant in the stock option plan and the Committee anticipates there will be no further grants in the year 2000.

TEN-YEAR OPTION REPRICINGS

     The following table sets forth certain information with respect to the Company's exchange of outstanding options with certain of its Named Executive Officers in July 1999 and January 2000:

                                                                                                        WEIGHTED
                                                                                                        LENGTH OF
                                                 NUMBER OF                   WEIGHTED                   ORIGINAL
                                                 SECURITIES  MARKET PRICE    EXERCISE                  OPTION TERM
                                                 UNDERLYING   OF STOCK AT    PRICE AT                 REMAINING AT
                                                  OPTIONS       TIME OF      TIME OF        NEW          DATE OF
                                                REPRICED OR  REPRICING OR   REPRICING     EXERCISE    REPRICING OR
NAME AND PRINCIPAL POSITION             DATE      AMENDED      AMENDMENT   OR AMENDMENT    PRICE        AMENDMENT
---------------------------------------------------------------------------------------------------------------------
James E. Stutz......................   7/28/99     210,000   $     6.00    $     8.35   $     6.00        77 months
       President and COO of Fidelity

James E. Stutz......................   1/26/00     250,000   $     3.00    $     6.00   $     3.00       114 months
       President and COO of Fidelity


RETIREMENT INCOME (DEFINED BENEFIT) PLAN

     Fidelity maintains a Retirement Income Plan which is a qualified, non-contributory defined benefit retirement plan. The Retirement Income Plan provides for monthly retirement payments or an actuarially equivalent lump sum to or on behalf of each covered employee or beneficiary upon retirement at age 65 or upon early retirement (i.e., the attainment of age 55 and the completion of 10 years of service) and, under certain circumstances, upon disability, death or other termination of employment, based upon the employee's average monthly salary and the aggregate number of years of service. Effective February 28, 1994, the Retirement Income Plan was suspended, thereby freezing benefit.

     The following table illustrates approximate annual benefits payable under the Retirement Income Plan at normal retirement age for various combinations of service and compensation:


AVERAGE FINAL COMPENSATION                      YEARS OF SERVICE
--------------------------------------------------------------------------------
                                   15        20         25        30        35
                               --------  --------   --------  --------  ------
     $   50,000..............  $ 11,302  $ 15,069   $ 18,836  $ 22,603  $ 26,370
        100,000..............    24,427    32,569     40,711    48,853    56,995
        150,000..............    37,552    50,069     62,586    75,103    87,620
        200,000..............    37,552    50,069     62,586    75,103    87,620
        250,000..............    37,552    50,069     62,586    75,103    87,620
        300,000..............    37,552    50,069     62,586    75,103    87,620
        350,000..............    37,552    50,069     62,586    75,103    87,620
        400,000..............    37,552    50,069     62,586    75,103    87,620

     Compensation under the Retirement Income Plan includes all regular pay, excluding overtime, commissions and bonuses, limited by the Internal Revenue Code Section 401(a)(17) compensation limit. The benefit amounts listed above were computed on a 10-year certain and life basis, which is the normal form under the plan, and are not subject to deduction for Social Security or other offset amounts.

     Mr. Evans has 7 years of credited service in the Retirement Income Plan. Because the Retirement Income Plan was suspended in 1994, Mr. Mason, Mr. Stutz and Mr. Michel are not participants in the Retirement Income Plan.

EMPLOYMENT AGREEMENTS; SEVERANCE AND CHANGE IN CONTROL AGREEMENTS; SEVERANCE ARRANGEMENTS

     The Company has entered into employment agreements, severance and change in control agreements or change in control agreements with all of its executive officers.

AGREEMENT WITH MR. MASON

     Mr. Mason and the Company have entered into an employment agreement dated as of October 28, 1998 that provides for Mr. Mason's employment as Vice Chairman, President and Chief Executive Officer of Bank Plus and Chairman and Chief Executive Officer of the Bank, at an annual base salary of at least $300,000, until October 2001, with one-year renewals thereafter, subject to Board review and approval before each renewal. The agreement states that Mr. Mason will be eligible for future incentive bonuses with a target range of 75% to 150% of base salary. Mr. Mason is also entitled to participate in the Company's medical benefits, dental and 401(k) retirement plans available to all full time employees and in an executive medical and dental benefits plan available only to executive officers of the Company.

     If Mr. Mason's employment is terminated (i) other than for cause or (ii) because of death, disability or retirement, his employment agreement provides that he will receive, subject to certain limitations, his full base salary until the second anniversary of the date of termination, plus a lump sum payment equal to two times his average annual bonus during the prior two fiscal years. In the event Mr. Mason is terminated other than for cause within thirty-six months following a change in control (as defined in the agreement), Mr. Mason would receive a lump sum payment in the amount of 2.99 times the sum of (1) his base salary at the time of the change in control, (2) his average annual bonus for the past three years and (3) an amount equal to the matching contribution he would have received under the Bank's 401(k) plan if he had made the maximum contribution under the plan during the year in which the change in control occurs. In addition, if Mr. Mason's employment is terminated within thirty-six months following a change in control, his health and welfare benefits will continue for three years, or until such earlier time that he receives equivalent benefits from a new employer or reaches the age of sixty-five. The agreement also provides for, under certain specified circumstances, the payment of an additional amount to cover excise taxes imposed by Section 4999 of the Internal Revenue Code (the "Code") as a result of the agreement payment being defined as an "excess parachute payment" within the meaning of Section 280G of the Code.

     A "change in control" is generally defined in Mr. Mason's employment agreement as: (a) the acquisition of 50% or more of the Company's voting stock by any "person" (as defined) with certain limited exclusions, (b) such time as directors who were added to the Board without the approval of two-thirds of the incumbent directors or who were added to the Board under the threat of a proxy contest constitutes 50% or more of the total directors, (c) a merger or consolidation of the Company with any "person" (as defined), other than a merger or consolidation of the Company that results in the Company's stockholders owning 50% or more of the surviving entity, or a sale of all or substantially all of the Company's assets, (d) a sale of all or substantially all of the assets of the Bank or (e) a merger or other combination of the Bank that results in the Company ceasing to own more than 50% of the voting securities of the Bank (or the surviving entity in such combination).

     Termination by the Company because of death, disability, retirement or cause, or Mr. Mason's resignation (other than for "good reason" as described below) does not entitle him to any benefits under his employment agreement. Termination for "cause" requires either (i) a willful and continued failure to perform substantially all of his duties or (ii) gross negligence, dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit or willful violation of law. Termination for "good reason" means that Mr. Mason may terminate his own employment and still receive benefits under the agreement if (among other reasons listed in the agreement) (1) his status or position in the Company has materially and adversely changed, (2) his base salary is reduced, (3) the Company requires him to be based at an office more than thirty-five miles from his current office or (4) after a change in control, the Company fails to continue any benefit plan in which he was participating prior to the change in control.

     The number of options and deferred stock shares outstanding under the Company's Stock Option and Equity Incentive Plan (the "Plan") is close to the limit available under the Plan. In order to facilitate the issue of new stock options to other managers hired in 1999, Mr. Mason has agreed with the Company to surrender 25,000 of his outstanding stock options temporarily until such time as sufficient shares are available under the Plan to replace those options. The Company has agreed to reinstate the options surrendered by Mr. Mason as soon as practicable and to make whatever adjustments are appropriate to cause him to be in the same economic position as he would have been in if he had not surrendered the options.

AGREEMENT WITH MR. STUTZ

     Mr. Stutz entered into a severance and change in control agreement (the "Severance Agreement") with the Company as of August 1, 1997. The Severance Agreement provides for benefits (a) in the event of a change in control and (b) upon termination other than for cause. The initial term of the Severance Agreement is three years, with one-year renewals thereafter, subject to Board review and approval before each renewal. After a change in control, the Severance Agreement will continue automatically for two years. A "change in control" is generally defined in the Severance Agreement as: (a) acquisition of 25% or more of the Company's voting stock by any "person" (as defined) with certain limited exclusions, (b) change in a majority of the members of the Board of Directors over a two-year period, (c) stockholder approval of a merger or consolidation other than a merger or consolidation that results in the Company's stockholders owning 60% or more of the surviving entity or (d) the Bank's entering into one or more agreements to sell or transfer to one or more third parties, in one transaction or a series of related transactions, assets and/or liabilities representing 50% percent or more of the book value of its assets and/or liabilities. The Severance Agreement will be terminated if Mr. Stutz or the Bank experiences certain regulatory problems.

     Termination by the Bank because of disability, retirement or cause, or Mr. Stutz's resignation (other than for "good reason" as described below) does not entitle him to any benefits under the Severance Agreement. Termination for "cause" requires either (i) a willful and continued failure of Mr. Stutz to perform substantially all of his duties or (ii) certain acts of dishonesty, incompetence or illegality. Termination by Mr. Stutz for "good reason" means that he may terminate his own employment and still receive benefits under the Severance Agreement if (among other reasons listed in the agreement) (1) his status or position in the Bank has adversely changed from the date of the Severance Agreement, (2) his base salary is reduced from its level on the date of the Severance Agreement, (3) the Bank requires him to be based at an office more than thirty-five miles from his current office or (4) after a change in control, the Bank fails to continue any benefit plan in which Mr. Stutz was participating prior to the change in control.

     In the event of a termination without "cause" or his resignation for "good reason," Mr. Stutz would receive 2 times the sum of (1) his annual base salary plus (2) his average annual bonus for the past two years. In the event of a change in control, Mr. Stutz would receive a lump sum payment in the amount of three times the sum of (1) his base salary at the time of the change in control,
(2) his average annual bonus for the past three years and (3) an amount equal to the matching contribution he would have received under the Bank's 401(k) plan if he had made the maximum contribution under the plan during the year in which the change in control occurs. In addition, if Mr. Stutz's employment is terminated within twenty-four months following a change in control, his health and welfare benefits will continue for three years or until such earlier time that he receives equivalent benefits from a new employer or reaches the age of sixty-five. The agreement also provides for, under certain specified circumstances, the payment of an additional amount to cover excise taxes imposed by Section 4999 of the Code as a result of the agreement payment being defined as an "excess parachute payment" within the meaning of Section 280G of the Code.

     Mr. Stutz's agreement was scheduled for Board review for renewal on July 31, 2000. On January 26, 2000, the Board authorized a new agreement with Mr. Stutz. The Board determined that the new agreement will have terms and conditions substantially identical to those of Mr. Evans and Mr. Michel (as described below), except as follows: (i) Base salary, (ii) term to be extended two years to July 31, 2002, (iii) Mr. Stutz will receive his change in control benefits following a change in control without the necessity that his employment be terminated, and (iv) Mr. Stutz will promise not to solicit any employees of the Company following his departure from the Company. Mr. Stutz is also entitled to participate in the Company's medical benefits, dental benefits and 401(k) retirement plans available to all full time employees and in an executive medical and dental benefits plan available only to executive officers of the Company. Mr. Stutz's new agreement will be subject to Office of Thrift Supervision approval and FDIC concurrence.

     AGREEMENT WITH MR. EVANS

     Mr. Evans and the Company have entered into an employment agreement dated as of November 19, 1998 that provides for Mr. Evans' employment as Executive Vice President, Chief Administrative Officer and General Counsel of Bank Plus and the Bank, at an annual base salary of at least $230,000, until November 2001, with one-year renewals thereafter, subject to Board review and approval before each renewal. The agreement provides that Mr. Evans will be eligible for future incentive bonuses with a target range of 50% - 100% of base salary.

     If Mr. Evans' employment is terminated (i) other than for cause or (ii) because of death, disability or retirement, his employment agreement provides that he will receive, subject to certain limitations, his full base salary until the second anniversary of the date of termination, plus a lump sum payment equal to two times his average annual bonus during the prior two fiscal years. In the event Mr. Evans is terminated other than for cause within twenty-four months following a change in control (as defined in the agreement), Mr. Evans would receive a lump sum payment in the amount of 2 times the sum of (1) his base salary at the time of the change in control, (2) his average annual bonus for the past two years and (3) an amount equal to the matching contribution he would have received under the Bank's 401(k) plan if he had made the maximum contribution under the plan during the year in which the change in control occurs. In addition, if Mr. Evans' employment is terminated within twenty-four months following a change in control, his health and welfare benefits will continue for two years, or until such earlier time that he receives equivalent benefits from a new employer or reaches the age of sixty-five. The agreement also provides for, under certain specified circumstances, the payment of an additional amount to cover excise taxes imposed by Section 4999 of the Code as a result of the agreement payment being defined as an "excess parachute payment" within the meaning of Section 280G of the Code.

     Mr. Evans' employment agreement contains definitions for the terms "change in control," "cause," and "good reason" that are substantially identical to the definitions of those terms in Mr. Mason's employment agreement. Mr. Evans is also entitled to participate in the Company's medical benefits, dental benefits and 401(k) retirement plans available to all full time employees and in an executive medical and dental benefits plan available only to executive officers of the Company.

     AGREEMENT WITH MR. MICHEL

     Mr. Michel and the Company have entered into an employment agreement dated as of November 17, 1998 that provides for Mr. Michel's employment as Executive Vice President and Chief Financial Officer of Bank Plus and the Bank, at an annual base salary of at least $185,000, until November 2001, with one-year renewals thereafter, subject to Board review and approval before each renewal. The agreement provides that Mr. Michel will be eligible for future incentive bonuses with a target of 50% of base salary.

     The general terms of Mr. Michel's agreement, including rights upon termination, are substantially identical to those of Mr. Evans. Mr. Michel is also entitled to participate in the Company's medical benefits, dental benefits and 401(k) retirement plans available to all full time employees and in an executive medical and dental benefits plan available only to executive officers of the Company.


                              DIRECTOR COMPENSATION

     BOARD RETAINER AND FEES. Non-employee directors initially elected to the Board prior to January 1, 1996 are paid an annual cash retainer of $25,000. Directors elected after that date receive no cash compensation; instead, they are paid an annual retainer of $30,000 and their retainer and meeting fees are paid in the form of deferred stock grants. Such grants are credited to the directors' deferred stock accounts at the times cash fees or retainers would otherwise be paid, and are paid upon the directors' retirement from the Board. After the annual meeting in 2000, it will become mandatory for all directors to receive their retainer and meeting fees in the form of deferred stock grants, although directors initially elected prior to January 1, 1996 may do so on a voluntary basis prior to that time.

     Directors who serve on both the Bank Plus Corporation and the Fidelity Federal Bank Boards receive an additional $5,000 annual retainer. The Chairman of the Board receives an annual retainer of $60,000. In addition, payments of up to $500 per month are made to reimburse the secretarial and other administrative expenses of the Chairman related to the performance of his duties. Committee Chairs are paid an annual retainer of $3,000 except for the Chairs of the Audit Committee of the Company and the Credit Risk Committee of the Bank, who each receive an annual retainer of $6,000. Meeting fees are $1,000 for Board meetings and $850 for Committee meetings. Telephonic meetings are paid at the same rate as in-person meetings unless the meetings last less than 30 minutes, in which case meeting fees are paid at 50% of the normal rate.

     Prior to October 27, 1999, deferred stock grants credited to a director's deferred stock account were paid out, upon the director's retirement from the Board, in the form of Bank Plus stock. However, the number of deferred stock grants outstanding, when combined with the number of options outstanding and restricted stock awards, is close to the limit permitted by the Company's Stock Option and Equity Incentive Plan (the "Plan"). In order to avoid exceeding that limit, the Board amended the Plan on October 27, 1999 to provide that deferred stock grants to the Company's non-employee directors will continue to accrue as provided in the Plan, but will be settled and paid upon the directors' retirement or resignation from the Board in the form of cash rather than stock. All members of the Board agreed to this change and agreed that the change would also apply to deferred stock grants already outstanding. On January 26, 2000, the Board further amended the Plan to provide that non-employee Fidelity directors who also serve on the Company board will receive their Fidelity board compensation in the form of deferred stock that will be settled and paid at the time of the directors' retirement or resignation from the Board in cash rather than stock. Directors who serve on the Fidelity board but not the Company board will receive their board compensation without deferral in cash. The amendments to the Plan enacted on January 26, 2000 will be effective as of the date of the 2000 Annual Meeting.

     NON-EMPLOYEE DIRECTOR RETIREMENT PLAN. Non-employee directors who (1) were initially elected prior to January 1, 1996, (2) have at least three years of Board service and (3) have reached the age of 55 are eligible to participate in the Non-Employee Director Retirement Plan. Directors elected after January 1, 1999 are not eligible to participate in the Plan. Eligible directors, after termination from Board service for any reason other than cause, are entitled to receive a quarterly payment equal to one quarter of their average annual compensation (including compensation for service on the Board of any of the Company's subsidiaries), including all retainers and meeting fees, received during their last three years of Board service. Such payments commence at the beginning of the first fiscal quarter subsequent to termination and continue for a 3-year period. If a director's Board membership is terminated for cause, no benefits are payable under this plan.

     If an eligible director's Board membership is terminated within two years following the effective date of a change in control, then he or she shall be eligible for a lump sum payment in an amount that is the greatest of: (1) 150% times average annual compensation during the preceding 3-year period, (2) the sum of all retirement benefits payable under normal retirement provisions described in the preceding paragraph or (3) $78,000. This lump sum payment would be in lieu of, and not in addition to, the retirement benefits described in the preceding paragraph.

     STOCK OPTION AND EQUITY INCENTIVE PLAN. On December 11, 1995, the Board of Directors of the Bank adopted the 1996 Stock Option Plan and granted awards pursuant thereto to its non-employee directors subject to subsequent approval by the Bank's stockholders. At a special meeting held on February 9, 1996, the Bank's stockholders approved the plan and in May 1996, Bank Plus assumed the plan in connection with the formation of Bank Plus. Accordingly, each of the Company's and the Bank's non-employee directors received options representing 23,000 shares of Common Stock. All such options were granted at an exercise price of $8.35 per share. Ten percent of the options granted to each non-employee director became exercisable immediately upon stockholder approval and another thirty percent became exercisable on each of the first, second and third anniversaries of such approval. On April 30, 1997, the Company's stockholders approved certain amendments to and a restatement of the Plan, which was renamed the Bank Plus Corporation Stock Option and Equity Incentive Plan. Among other things, the amended Plan provides that each non-employee director of Bank Plus and Fidelity will receive automatic annual grants of options to purchase 2,500 shares of Common Stock, at an exercise price equal to the fair market value of the stock on the grant date, which will be fully vested and exercisable upon grant.

                           RELATED PARTY TRANSACTIONS

LOANS TO MANAGEMENT

     Fidelity offers home loans to directors, officers and employees of the Bank. These mortgage loans are made in the ordinary course of business and, in the judgment of management, do not involve more than the normal risk of collectibility. The mortgage loans are secured by real property and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons.

     In February 1999, Fidelity's Board of Directors approved an employee discount mortgage loan program. Under this program, Fidelity will waive origination fees (but not third party fees) on first lien mortgage loans made to all employees who have been employed with the Company for at least six months, provided that the loan is secured by the employee's principal residence and the residence is within Fidelity's usual lending area (Southern California). If the employee is an executive officer or another officer who significantly influences corporate policy, then the loan is also conditioned upon determination, by the Company's Compliance Department, that the requirements of Federal Reserve Board Regulation O and the requirements of Fidelity's Transactions with Affiliates and Insiders and Conflicts of Interest Policy (which, for these purposes, essentially parallel Regulation O) have been satisfied. In all other respects, the employee discount loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons. The following loans under this program were made to Named Executive Officers in 1999:


NAME                       MORTGAGE LOAN AMOUNT       INTEREST RATE            DATE CLOSED
-------------------------- ---------------------- ----------------------- ----------------------
Mark K. Mason.............       $591,000                 6.875%                 5/06/99
Godfrey B. Evans..........       $380,000                 6.875%                 4/30/99

--------
     Both of these mortgage loans were sold to a third party at or shortly after closing. The sales were at par and without recourse (other than customary representations and warranties).

FIRST ALLIANCE TRANSACTION

     In 1997, Fidelity entered into a real estate secured credit card program with First Alliance Mortgage Company ("FAMCO"), a subsidiary of First Alliance Corporation ("FACO"). Under the program, Fidelity issued credit cards and provided funding for the program. FAMCO provided credit enhancements to guarantee full repayment of Fidelity's outstanding receivables in the event of cardholder defaults, and, in exchange, had the right to purchase outstanding receivables at par and received all revenues, net of expenses and funding costs paid to Fidelity, from the program. In addition, FAMCO was required to fund a cash reserve account as part of the credit enhancement. The program agreements provided for individual credit limits of $5,000 to $12,000. Mark K. Mason, who has been a Director at Fidelity since 1995 and rejoined Fidelity and Bank Plus as an executive officer in May 1998, served as Executive Vice President, Chief Financial Officer and a Director of FAMCO and FACO from December 1995 until May 1998. George Gibbs, Jr., a Director of Fidelity since 1994 and a Director of Bank Plus from March 1996 to April 1999, was also a Director of FACO from 1996 to 1998.

     In January 1999, FACO announced the discontinuance of originations of new accounts under the program due to results that were lower than initially anticipated. As a result, no new accounts have been originated under the program since December 1998. Under the program agreement with FAMCO, upon termination of the program, FAMCO or its designee was obligated to purchase all of the outstanding accounts under the program. The term of the program agreements expired on February 24, 2000 and the Bank made a demand upon FAMCO to purchase all of the outstanding accounts of the program. Because FAMCO denied it has an obligation to purchase the outstanding accounts, Fidelity has filed a request for arbitration with the American Arbitration Association and FAMCO has filed litigation in Orange County Superior Court. Both of these actions are currently pending.

     On March 23, 2000, FACO announced that it had filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. It is uncertain what effect the filing of the petition for bankruptcy will have on FAMCO's obligations under the program agreements. If FAMCO does not perform its obligations under the agreement, Fidelity may be required to record a loss to the extent that estimated charge-offs exceed the cash reserves held by Fidelity. As of February 29, 2000, the balance of accounts and related cash reserves of this program were $16.4 million and $2.7 million, respectively.

INTEREST IN GREATER THAN 10% STOCKHOLDER

     As of December 31, 1999, the Gordon V. and Helen C. Smith Foundation, a
Section 501(3)(c) organization of which Mr. Gordon V. Smith is President, had invested $596,296, representing (at the time of investment) a 0.9727% ownership interest, in Financial Institution Partners II, L.P. ("FIP II"). FIP II is an entity indirectly controlled by Messrs. Eric D. Hovde and Steven D. Hovde, who are deemed beneficial owners of an aggregate of 2,714,073 shares of the Company's Common Stock according to their Forms 3 and 4 filed with the Securities and Exchange Commission. In addition to its investment in the Company, FIP II invests in securities of many other companies, primarily financial institutions. Mr. Smith has no discretion or control over the investments of FIP II.


                 BENEFICIAL OWNERSHIP OF BANK PLUS CAPITAL STOCK

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth the shares of Common Stock beneficially owned as of February 7, 2000 by all directors and executive officers as a group, by each director, the CEO and the Named Executive Officers of the Company:

                                                                  SHARES UNDERLYING
                                           SHARES OF COMMON      OPTIONS EXERCISABLE      TOTAL
                                          STOCK BENEFICIALLY      WITHIN 60 DAYS OF     BENEFICIAL      PERCENT OF
NAME OF BENEFICIAL OWNER                        OWNED            FEBRUARY 7, 2000(1)    OWNERSHIP      COMMON STOCK
--------------------------------------- ----------------------- ---------------------- ------------- -----------------
Norman Barker, Jr..................              1,250                  30,500             31,750            *
Irving R. Beimler..................              2,000                   2,500              4,500            *
Waldo H. Burnside..................              7,000                  29,125             36,125            *
Victor H. Indiek...................                 --                   2,500              2,500            *
Lilly V. Lee.......................              2,950                  30,500             33,450            *
Robert W. Medearis.................                 --                   2,500              2,500            *
Gordon V. Smith (2)................            259,112                   7,500            266,612          1.4%
Godfrey B. Evans...................             11,922(3)               62,500             74,422            *
Mark K. Mason......................             12,100                 145,000            157,100            *
John M. Michel.....................                 --                  62,500             62,500            *
James E. Stutz.....................             14,854(3)               62,500             77,354            *
                                        --------------          --------------         ----------
All directors and Named Executive
    Officers as a group (11 persons)           311,188(3)              437,625            748,813          3.9%
                                        ==============          ==============         ==========

----------
(1) Options exercisable within 60 days of February 7, 2000 that were granted pursuant to the Stock Option and Equity Incentive Plan. See "Executive Compensation" and "Director Compensation" for discussion of the amounts and terms of such options.

(2)  100,112 of these shares are registered in the name of Gordon V. and Helen
     C. Smith Foundation, a Section 501(3)(c) organization of which Mr. Smith is President.

(3) Includes the vested portion of shares of Common Stock granted to executive officers as incentive compensation for 1997 which the officers elected to receive as restricted stock awards under the Company's Stock Option and Equity Incentive Plan. Mr. Evans received 10,008 restricted shares; as of February 7, 2000, 6,672 of those shares were vested and 3,336 remain restricted and subject to forfeiture. Mr. Stutz received 3,531 restricted shares; as of February 7, 2000, 2,354 of those shares were vested and 1,177 remain restricted.

*    Represents less than one percent of the outstanding shares of Common Stock.

      Pursuant to the Company policy on insider trading, directors and executive officers of the Company have been restricted from purchasing or selling securities of the Company, primarily because of the Company's efforts to market itself for sale.

SECURITY OWNERSHIP BY OTHERS

     The following table sets forth, as of March 7, 2000, (i) the name of each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) the total number of shares of Common Stock beneficially owned by each person and (iii) the percentage of all Common Stock outstanding held by each such person.

                                                   SHARES OF COMMON
                                                   STOCK BENEFICIALLY     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNED (1)         COMMON STOCK
--------------------------------------------------------------------------------------
Eric D. Hovde.....................................    2,714,173(2)          13.9%
Steven D. Hovde
Financial Institution Partners, L.P.
Hovde Capital, Inc.
Financial Institution Partners II, L.P.
Hovde Capital, L.L.C.
Hancock Park Acquisition, L.P.
Hancock Park Acquisition, L.L.C.
Western Acquisition Partners, L.P.
Western Acquisitions, L.L.C.
Pacific Financial Investors, Ltd.
1826 Jefferson Place, N.W.
Washington, D.C.  20036

Tontine Partners, L.P.............................    1,934,700(3)           9.9%
Tontine Financial Partners, L.P.
Tontine Management, L.L.C.
Tontine Overseas Associates, L.L.C.
Jeffrey L. Gendell
31 West 52nd Street
New York, NY  10019

Strome Investment Management L.P..................    1,855,000(4)           9.5%
SSCO, Inc.
Mark E. Strome
Strome Partners L.P.
Strome Offshore Limited
Strome Hedgecap Fund, L.P.
Strome Hedgecap Limited
100 Wilshire Boulevard
Santa Monica, CA 90401

Thomson Horstmann & Bryant, Inc. .................    1,533,500(5)           7.9%
Park 80 West, Plaza Two
Saddle Brook, N.J.  07663

Dimensional Fund Advisors Inc. ...................    1,178,500(6)           6.1%
1299 Ocean Avenue
Santa Monica, CA 90401

--------
(1) Except as otherwise indicated, the persons listed as beneficial owners of the shares have the sole voting and investment power with respect to such shares.

(2) According to Forms 3 and 4 filed with the Securities and Exchange Commission (the "SEC") by Messrs. Eric D. and Steven D. Hovde, they are deemed beneficial owners of 2,714,173 shares of Common Stock by virtue of their positions as the controlling stockholder and director of the controlling member and/or managing member of Hovde Capital, Inc., the general partner of Financial Institution Partners, L.P. ("FIP"), Hovde Capital, L.L.C., the general partner of Financial Institution Partners II, L.P. ("FIP II"), Hancock Park Acquisition, L.L.C., the general partner of Hancock Park Acquisition, L.P. ("HPA"), Western Acquisitions, L.L.C., the general partner of Western Acquisition Partners, L.P. ("Western") and Pacific Financial Investors, Ltd. ("PFI"). FIP, FIP II, HPA, Western and PFI are the beneficial owners of 1,071,146, 808,976, 651,260, 140,000 and
     42,791 shares of Common Stock, respectively.
(3) According to a Schedule 13D/A filed with the SEC, Tontine Partners, L.P. has shared voting power and shared investment power with respect to 260,000 of these shares. Tontine Financial Partners, L.P. has shared voting power and shared investment power with respect to 1,002,200 of these shares. Tontine Management, L.L.C. has shared voting power and shared investment power with respect to 1,262,200 of these shares. Tontine Overseas Associates, L.L.C. has shared voting power and shared investment power with respect to 672,500 of these shares. Jeffrey L. Gendell has shared voting power and shared investment power with respect to all of these shares.
(4) According to a Schedule 13D filed with the SEC, Strome Partners L.P. has shared voting power and shared investment power with respect to 296,800 of these shares. Strome Offshore Limited has shared voting power and shared investment power with respect to 1,172,200 shares. Strome Hedgecap Fund L.P. has shared voting power and shared investment power with respect to 330,350 of these shares. Strome Hedgecap Limited has shared voting power and shared investment power with respect to 55,650 shares. Mark E. Strome and SSCO, Inc. have shared voting power and shared investment power with respect to all of these shares.
(5) According to a Schedule 13G filed with the SEC, Thomson Horstmann & Bryant, Inc. has shared voting power with respect to 26,400 of these shares.
(6) According to a Schedule 13G filed with the SEC, Dimensional Fund Advisors, Inc. ("Dimensional") has sole voting power and investment power with respect to all of these shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles including commingled group trusts. These investment companies and investment vehicles are the "Portfolios." In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the shares that are owned by the Portfolios. All shares are owned by the Portfolios, and Dimensional disclaims beneficial ownership of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the directors and executive officers of the Company and beneficial owners of more than ten percent of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership of their equity securities of the Company. These persons are required to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such reports received by it during or with respect to the year ended December 31, 1999, and/or written representations from such reporting persons, the Company believes that all reports required to be filed by such reporting persons during or with respect to the year ended December 31, 1999 were timely filed.


                              STOCKHOLDER PROPOSALS

     Any stockholder of the Company wishing to submit a proposal for inclusion in the Proxy Statement relating to the Company's 2001 annual meeting of stockholders must deliver such proposal to the Company at its principal office at 4565 Colorado Boulevard, Los Angeles, California 90039 on or before December 6, 2000. The Board of Directors will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposal will be included in its 2001 proxy solicitation materials.

     From time to time, stockholders of the Company submit proposals which they believe should be voted upon at the Annual Meeting or nominate persons for election to the Board of Directors. In accordance with the Company's Bylaws, any such proposal or nomination submitted other than pursuant to Exchange Act Rule 14a-8 must be submitted in writing to the Secretary of the Company not less than 45 days nor more than 75 days prior to the first anniversary of the date of mailing of the Proxy Statement for the preceding year's annual meeting of stockholders. This submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the proponent's ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. The Secretary should be contacted in writing at the address set forth in the preceding paragraph to make any submission or to obtain additional information as to the proper form and content of submissions.


                                  OTHER MATTERS

     At the time of preparation of this Proxy Statement, the Board of Directors of the Company was not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote, or refrain from voting, in accordance with their respective best judgment on such matters.


                              FINANCIAL INFORMATION

     Enclosed herewith is a copy of the Company's Annual Report on Form 10-K, including financial statements for the year ended December 31, 1999, as filed with the Securities and Exchange Commission.

                                         By Order of the Board of Directors,


                                         /S/ Godfrey B. Evans
                                         --------------------
                                         Godfrey B. Evans
                                         CORPORATE SECRETARY
Los Angeles, California
April 5, 2000




     PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

     If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can vote your shares. Accordingly, please contact the person responsible for your account and give instructions for your shares to be voted.

     If you have any questions, or have any difficulty voting your shares, please contact the Company by calling (818) 549-3116.